Exhibit 99.1

Earnings Release

May 04, 2023

Holly Energy Partners, L.P. Reports First Quarter Results

•	Reported net income attributable to HEP of $57.5 million or $0.45 per unit

•	Announced quarterly distribution of $0.35 per unit

•	Reported EBITDA of $87.8 million and Adjusted EBITDA of $108.4 million

Dallas, Texas — Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE: HEP) today reported financial results for the first quarter of 2023. Net income attributable to HEP for the first quarter of 2023 was $57.5 million ($0.45 per basic and diluted limited partner unit), compared to $49.6 million ($0.45 per basic and diluted limited partner unit) for the first quarter of 2022.

The increase in net income attributable to HEP was mainly due to net income from Sinclair Transportation Company LLC (“Sinclair Transportation”), which was acquired on March 14, 2022, as well as higher revenues from our Woods Cross refinery processing units, partially offset by higher interest expense.

Distributable cash flow was $83.9 million for the first quarter of 2023, an increase of $19.5 million, or 30.2%, compared to the first quarter of 2022. The increase was mainly due to distributable cash flow from Sinclair Transportation, partially offset by higher interest expense. HEP declared a quarterly cash distribution of $0.35 per unit on April 20, 2023.

Commenting on our 2023 first quarter results, Michael Jennings, Chief Executive Officer and President, stated, “HEP generated solid results during the quarter, supported by safe and reliable operations and strong volumes in both our crude and refined product transportation and storage systems. In April, we announced a quarterly distribution of $0.35 per unit.”

First Quarter 2023 Revenue Highlights

Revenues for the first quarter of 2023 were $143.3 million, an increase of $23.1 million compared to the first quarter of 2022. The increase was mainly due to revenues from our Sinclair Transportation assets, higher revenues on our Woods Cross refinery processing units, which were down for a scheduled turnaround in March 2022, and rate increases that went into effect on July 1, 2022, partially offset by lower revenues on our product pipelines servicing HF Sinclair Corporation’s (“HF Sinclair”) Navajo refinery.

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Revenues from our refined product pipelines were $25.2 million, a decrease of $0.9 million compared to the first quarter of 2022. Shipments averaged 183.4 thousand barrels per day (“mbpd”) compared to 156.2 mbpd for the first quarter of 2022. The volume increase was mainly due to higher volumes on the acquired Sinclair Transportation product pipelines. The decrease in revenues was mainly due to lower volumes on our product pipelines serving HF Sinclair’s Navajo refinery. Revenues were lower in proportion to volumes due to our recognition of a significant portion of the Sinclair Transportation refined product pipeline tariffs as interest income under sales-type lease accounting.

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Revenues from our intermediate pipelines were $8.3 million, an increase of $0.8 million compared to the first quarter of 2022. Shipments averaged 114.3 mbpd for the first quarter of 2023 compared to 117.8 mbpd for the first quarter of 2022. The increase in revenue was mainly due to rate increases that went into effect on July 1, 2022.

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Revenues from our crude pipelines were $37.1 million, an increase of $5.9 million compared to the first quarter of 2022. Shipments averaged 649.7 mbpd compared to 527.2 mbpd for the first quarter of 2022. The increase in volumes was mainly attributable to the acquired Sinclair Transportation crude pipelines and higher volumes on our crude pipeline systems in New Mexico and Texas. The increase in revenues was mainly due to the acquired Sinclair Transportation crude pipelines, higher volumes on our crude pipeline systems in New Mexico and Texas and rate increases that went into effect on July 1, 2022.

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Revenues from terminal, tankage and loading rack fees were $46.2 million, an increase of $9.2 million compared to the first quarter of 2022. Refined products and crude oil terminalled in the facilities averaged 729.3 mbpd compared to 494.4 mbpd for the first quarter of 2022. The increase in volumes was mainly due to the acquired Sinclair Transportation assets. Revenues increased mainly due to revenues on the acquired Sinclair Transportation assets and rate increases that went into effect on July 1, 2022.

•

Revenues from refinery processing units were $26.5 million, an increase of $8.1 million compared to the first quarter of 2022, and throughputs averaged 53.3 mbpd compared to 65.2 mbpd for the first quarter of 2022. Revenues increased mainly due to higher revenues from our Woods Cross refinery processing units, which were down for a scheduled turnaround in March 2022, as well as rate increases that went into effect on July 1, 2022. The decrease in volumes was due to maintenance at the El Dorado refinery.

Operating Costs and Expenses Highlights

Operating costs and expenses were $81.4 million for the three months ended March 31, 2023, representing an increase of $12.3 million from the three months ended March 31, 2022. The increase was mainly due to operating costs and expenses associated with the acquired Sinclair Transportation assets, higher employee costs, higher natural gas costs and turnaround amortization costs.

Interest Expense and Interest Income Highlights

Interest expense was $26.0 million for the three months ended March 31, 2023, representing an increase of $12.3 million over the same period of 2022. The increase was mainly due to our April 2022 issuance of $400 million aggregate principal amount of 6.375% senior unsecured notes maturing in April 2027, the proceeds of which were used to partially repay outstanding borrowings under our senior secured credit facility following the funding of the cash portion of the Sinclair Transportation acquisition. In addition, market interest rates increased on our senior secured revolving credit facility.

Interest income was $20.4 million for the three months ended March 31, 2023, representing an increase of $7.8 million compared to the three months ended March 31, 2022. The increase was mainly due to higher sales-type lease interest income from the acquired Sinclair Transportation pipelines and terminals.

We have scheduled a conference call today at 8:30 AM Eastern Time to discuss financial results. This webcast may be accessed at:

https://events.q4inc.com/attendee/866338392

An audio archive of this webcast will be available using the above noted link through May 18, 2023.

About Holly Energy Partners, L.P.

Holly Energy Partners, L.P. (“HEP” or the “Partnership”), headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including subsidiaries of HF Sinclair Corporation. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Colorado, Idaho, Iowa, Kansas, Missouri, Nevada, New Mexico, Oklahoma, Texas, Utah, Washington and Wyoming, as well as refinery processing units in Kansas and Utah.

HF Sinclair Corporation (“HF Sinclair”), headquartered in Dallas, Texas, is an independent energy company that produces and markets high value light products such as gasoline, diesel fuel, jet fuel, renewable diesel and other specialty products. HF Sinclair owns and operates refineries located in Kansas, Oklahoma, New Mexico, Washington, Wyoming and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. HF Sinclair supplies high-quality fuels to more than 1,500 branded stations and licenses the use of the Sinclair brand at more than 300 additional locations throughout the country. In addition, subsidiaries of HF Sinclair produce and market base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. Through its subsidiaries, HF Sinclair produces renewable diesel at two of its facilities in Wyoming and also at its facility in Artesia, New Mexico. HF Sinclair also owns a 47% limited partner interest and a non-economic general partner interest in HEP.

The statements in this press release contain various “forward-looking statements” within the meaning of the federal securities laws, including statements about our expectations for future operating results and our capital allocation strategy. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this press release, words such as “anticipate,” “project,” “expect,” “will,” “plan,” “goal,” “forecast,” “strategy,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. These forward-looking statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission (the “SEC”). Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

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the negotiation and execution, and the terms and conditions, of a definitive agreement relating to the non-binding proposal we received from HF Sinclair to acquire all of the outstanding common units of HEP not beneficially owned by HF Sinclair or its affiliates in exchange for shares of common stock, par value $0.01 per share of HF Sinclair (the “Proposed HF Sinclair Transaction”) and the ability of HF Sinclair or HEP to enter into or consummate such agreement;

•	the risk that the Proposed HF Sinclair Transaction does not occur;

•	negative effects from the pendency of the Proposed HF Sinclair Transaction;

•	failure to obtain the required approvals for the Proposed HF Sinclair Transaction;

•	the time required to consummate the Proposed HF Sinclair Transaction;

•	the focus of management time and attention on the Proposed HF Sinclair Transaction and other disruptions arising from the Proposed HF Sinclair Transaction;

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the demand for and supply of crude oil and refined products, including uncertainty regarding the effects of the continuing COVID-19 pandemic on future demand and increasing societal expectations that companies address climate change;

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risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored or throughput in our terminals and refinery processing units;

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the economic viability of HF Sinclair, our other customers and our joint ventures’ other customers, including any refusal or inability of our or our joint ventures’ customers or counterparties to perform their obligations under their contracts;

•	the demand for refined petroleum products in the markets we serve;

•	our ability to purchase operations and integrate the operations we have acquired or may acquire, including the acquired Sinclair Transportation business;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

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the possibility of temporary or permanent reductions in production or shutdowns at refineries utilizing our pipelines, terminal facilities and refinery processing units, due to reductions in demand, accidents, unexpected leaks or spills, unscheduled shutdowns, infection in the workforce, weather events, civil unrest, expropriation of assets, and other economic, diplomatic, legislative, or political events or developments, terrorism, cyberattacks, or other catastrophes or disruptions affecting our operations, terminal facilities, machinery, pipelines and other logistics assets, equipment, or information systems, or any of the foregoing of our suppliers, customers, or third-party providers or lower gross margins due to the economic impact of the COVID-19 pandemic, inflation and labor costs, and any potential asset impairments resulting from, or the failure to have adequate insurance coverage for or receive insurance recoveries from, such actions;

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the effects of current and future government regulations and policies, including the effects of current and future restrictions on various commercial and economic activities in response to the COVID-19 pandemic and increases in interest rates;

•	delay by government authorities in issuing permits necessary for our business or our capital projects;

•	our and our joint venture partners’ ability to complete and maintain operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist or cyberattacks and the consequences of any such attacks;

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uncertainty regarding the effects and duration of global hostilities, including the Russia-Ukraine war, and any associated military campaigns which may disrupt crude oil supplies and markets for refined products and create instability in the financial markets that could restrict our ability to raise capital;

•	general economic conditions, including economic slowdowns caused by a local or national recession or other adverse economic condition, such as periods of increased or prolonged inflation;

•	the impact of recent or proposed changes in the tax laws and regulations that affect master limited partnerships; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in our SEC filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes

The following tables present income, distributable cash flow and volume information for the three months ended March 31, 2023 and 2022.

	Three Months Ended March 31,		Change from
	2023	2022	2022
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$18,931	$16,860	$2,071
Affiliates – intermediate pipelines	8,282	7,506	776
Affiliates – crude pipelines	24,667	18,277	6,390

	51,880	42,643	9,237
Third parties – refined product pipelines	6,268	9,260	(2,992)
Third parties – crude pipelines	12,434	12,877	(443)

	70,582	64,780	5,802
Terminals, tanks and loading racks:
Affiliates	38,473	31,208	7,265
Third parties	7,714	5,807	1,907

	46,187	37,015	9,172
Refinery processing units - Affiliates	26,525	18,403	8,122

Total revenues	143,294	120,198	23,096

Operating costs and expenses
Operations	52,142	42,625	9,517
Depreciation and amortization	24,663	22,187	2,476
General and administrative	4,635	4,312	323

	81,440	69,124	12,316

Operating income	61,854	51,074	10,780
Equity in earnings of equity method investments	3,882	3,626	256
Interest expense, including amortization	(25,978)	(13,639)	(12,339)
Interest income	20,400	12,647	7,753
Gain on sale of assets and other	173	101	72

	(1,523)	2,735	(4,258)

Income before income taxes	60,331	53,809	6,522
State income tax expense	(34)	(31)	(3)

Net income	60,297	53,778	6,519
Allocation of net income attributable to noncontrolling interests	(2,775)	(4,219)	1,444

Net income attributable to Holly Energy Partners	$57,522	$49,559	$7,963

Limited partners’ earnings per unit – basic and diluted	$0.45	$0.45	$—

Weighted average limited partners’ units outstanding	126,440	109,640	16,800

EBITDA(1)	$87,797	$72,769	$15,028

Adjusted EBITDA(1)	$108,357	$85,338	$23,019

Distributable cash flow(2)	$83,911	$64,455	$19,456

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	143,002	107,210	35,792
Affiliates – intermediate pipelines	114,326	117,802	(3,476)
Affiliates – crude pipelines	473,712	396,040	77,672

	731,040	621,052	109,988
Third parties – refined product pipelines	40,431	49,029	(8,598)
Third parties – crude pipelines	175,984	131,126	44,858

	947,455	801,207	146,248
Terminals and loading racks:
Affiliates	686,845	446,032	240,813
Third parties	42,462	48,354	(5,892)

	729,307	494,386	234,921

Refinery processing units - Affiliates	53,294	65,227	(11,933)

Total for pipelines and terminal assets (bpd)	1,730,056	1,360,820	369,236

(1)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus or minus (i) interest expense, (ii) interest income, (iii) state income tax expense and (iv) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA plus or minus (i) our share of Osage environmental remediation costs included in equity in earnings of equity method investments, (ii) acquisition integration and regulatory costs, (iii) tariffs and fees not included in revenues due to impacts from lease accounting for certain tariffs and fees and (iv) pipeline lease payments not included in operating costs and expenses. Portions of our minimum guaranteed tariffs for assets subject to sales-type lease accounting are recorded as interest income with the remaining amounts recorded as a reduction in net investment in leases. Similarly, certain pipeline lease payments were previously recorded as operating costs and expenses, but the underlying lease was reclassified from an operating lease to a financing lease, and these payments are now recorded as interest expense and reductions in the lease liability. EBITDA and Adjusted EBITDA are not calculations based upon generally accepted accounting principles (“GAAP”). However, the amounts included in the EBITDA and Adjusted EBITDA calculations are derived from amounts included in our consolidated financial statements. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income attributable to Holly Energy Partners or operating income, as indications of our operating performance or as alternatives to operating cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are presented here because they are widely used financial indicators used by investors and analysts to measure performance. EBITDA and Adjusted EBITDA are also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA and Adjusted EBITDA.

	Three Months Ended March 31,
	2023	2022
	(In thousands)
Net income attributable to Holly Energy Partners	$57,522	$49,559
Add (subtract):
Interest expense	25,978	13,639
Interest income	(20,400)	(12,647)
State income tax expense	34	31
Depreciation and amortization	24,663	22,187

EBITDA	87,797	72,769
Share of Osage environmental remediation costs	870	—
Acquisition integration and regulatory costs	—	836
Tariffs and fees not included in revenues	21,296	13,339
Lease payments not included in operating costs	(1,606)	(1,606)

Adjusted EBITDA	$108,357	$85,338

(2)

Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended March 31,
	2023	2022
	(In thousands)
Net income attributable to Holly Energy Partners	$57,522	$49,559
Add (subtract):
Depreciation and amortization	24,663	22,187
Amortization of discount and deferred debt charges	1,071	770
Customer billings greater than net income recognized	4,873	497
Maintenance capital expenditures(3)	(1,702)	(5,620)
Increase (decrease) in environmental liability	(139)	(120)
Share of Osage insurance coverage	500	—
Decrease in reimbursable deferred revenue	(5,405)	(3,234)
Other	2,528	416

Distributable cash flow	$83,911	$64,455

(3)

Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.

Set forth below is certain balance sheet data.

	March 31,	December 31,
	2023	2022
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$7,105	$10,917
Working capital	$29,139	$17,293
Total assets	$2,733,100	$2,747,502
Long-term debt	$1,540,385	$1,556,334
Partners’ equity	$870,694	$857,126

FOR FURTHER INFORMATION, Contact:

John Harrison, Senior Vice President,

Chief Financial Officer and Treasurer

Craig Biery, Vice President, Investor Relations

Holly Energy Partners, L.P.

214-954-6511